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FOR IMMEDIATE RELEASE

                      Midwest Grain Board Declares Dividend


     ATCHISON, Kan., August 27, 2002 - The Board of Directors of Midwest Grain Products, Inc. (MWGP/Nasdaq) has declared an annual dividend of 15 cents per share on the company's common stock. The dividend is payable on Nov. 5, 2002 to stockholders of record as of Oct. 10, 2002.

     "We are deeply grateful for the support of our stockholders and very pleased that we are able to provide this dividend," said Board Chairman Cloud L. "Bud" Cray. "Our decision to declare a dividend at this time is based on the company's positive performance this past fiscal year," he added.

     In business since 1941, Midwest Grain Products, Inc. is a recognized pioneer in the development and production of natural grain-based products. The company has facilities in Atchison, Kan., Pekin, Ill., and Kansas City, Kan.

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